Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in Registration Statements (File Nos. 333-172160, 333-181374, 333-176931 and 333-176980) on Forms S-3 and S-8 of ECOtality, Inc., of our report dated April 1, 2013, relating to our audit of the consolidated financial statements which appear in this Annual Report on Form 10-K of ECOtality, Inc. for the year ended December 31, 2012.

/s/ McGladrey LLP

Phoenix, Arizona

April 15, 2013